1 2Q24 Financial Highlights2(A) 2Q24 Business Segment Highlights2,3(A) Consumer Banking Global Wealth and Investment Management Global Banking Global Markets See pages 10 and 11 for endnotes. Amounts may not total due to rounding. 1 Revenue, net of interest expense. 2 Financial Highlights and Business Segment Highlights are compared to the year-ago quarter unless noted. 3 The Corporation reports the results of operations of its four business segments and All Other on a fully taxable-equivalent (FTE) basis. 4 Represents the percentage of consumer checking accounts that are estimated to be the customer’s primary account based on multiple relationship factors (e.g., linked to their direct deposit). 5 Includes repurchases to offset shares awarded under equity-based compensation plans. 6 Tangible book value per common share and return on average tangible common shareholders’ equity ratio represent non-GAAP financial measures. For more information, see page 20. 7 Source: Dealogic as of June 30, 2024. 8 Includes loans to Global Commercial Banking clients, excluding commercial real estate and specialized industries. • Net income of $6.9 billion, or $0.83 per diluted share, compared to $7.4 billion, or $0.88 per diluted share in 2Q23 • Revenue, net of interest expense, of $25.4 billion increased $180 million, or 1%, reflecting higher asset management and investment banking fees, as well as sales and trading revenue, and lower net interest income (NII) – NII decreased 3% to $13.7 billion ($13.9 billion FTE),(B) as higher deposit costs more than offset higher asset yields and modest loan growth • Provision for credit losses of $1.5 billion, up from $1.3 billion in 1Q24 and $1.1 billion in 2Q23 – Net charge-offs of $1.5 billion were relatively flat from 1Q24 and up from $869 million in 2Q23 – Net reserve release of $25 million vs. $179 million in 1Q24 and net reserve build of $256 million in 2Q23(C) • Noninterest expense of $16.3 billion increased $271 million, or 2%, driven by investments in people and revenue-related compensation • Average deposit balances of $1.91 trillion increased $35 billion, or 2% • Average loans and leases of $1.05 trillion increased modestly vs. 2Q23 • Average Global Liquidity Sources of $909 billion(D) • Common equity tier 1 (CET1) capital of $198 billion increased $1 billion from 1Q24 • CET1 ratio of 11.9% (Standardized);(E) 122 bps above the new regulatory minimum that takes effect Oct. 1, 2024 • Returned $5.4 billion to shareholders; $1.9 billion through common stock dividends and $3.5 billion in share repurchases5 • Book value per common share rose 7% to $34.39; tangible book value per common share rose 9% to $25.376 • Return on average common shareholders' equity (ROE) ratio of 10.0%; return on average tangible common shareholders' equity (ROTCE) ratio of 13.6%6 • Net income of $1.4 billion • Sales and trading revenue up 9% to $4.7 billion, including net debit valuation adjustment (DVA) losses of $1 million; Fixed Income, Currencies and Commodities (FICC) revenue up 3% to $2.7 billion, and Equities revenue up 20% to $1.9 billion • Excluding net DVA,(F) sales and trading revenue up 7% to $4.7 billion; FICC revenue down 1% to $2.7 billion, and Equities revenue up 20% to $1.9 billion • Zero days of trading losses in 2Q24 From Chair and CEO Brian Moynihan: “Our team produced another strong quarter, serving a growing client base. The strength and earnings power of our leading Consumer Banking business is complemented by the growth and profitability of our Global Markets, Global Banking, and Wealth Management businesses. Our Global Markets business delivered its ninth consecutive quarter of year-over-year revenue growth in sales and trading, earning double-digit returns. Our investments in this business are delivering for our shareholders.” • Net income of $1.0 billion • Revenue of $5.6 billion increased 6% • Record client balances of more than $4 trillion increased 10%, driven by higher market valuations and positive net client flows • AUM flows of $11 billion in 2Q24 • Client Activity – Added ~6,100 net new relationships across Merrill and Private Bank – AUM balances of $1.8 trillion, up $228 billion – 75% of Merrill eligible bank and brokerage accounts opened digitally • Net income of $2.1 billion • Total investment banking fees (excl. self-led) of $1.6 billion, up 29% • No. 3 in investment banking fees7 • Average deposits of $525 billion increased $28 billion, or 6% • Grew Middle Market ending loan balances 4%8 • Net income of $2.6 billion • Revenue of $10.2 billion, down 3% • Average deposits of $949 billion, down 6%; up 32% from pre-pandemic 4Q19 • Average loans and leases of $312 billion increased $6 billion, or 2% • Combined credit / debit card spend of $234 billion, up 3% • Client Activity – Added ~278,000 net new consumer checking accounts in 2Q24; 22nd consecutive quarter of growth – Record 37.2 million consumer checking accounts with 92% being primary4 – Small business checking accounts of 3.9 million, up 1% – Record consumer investment assets of $476 billion grew 23%, including $38 billion of net client flows since 2Q23 – Digital logins of 3.5 billion; digital sales represented 53% of total sales Bank of America Reports 2Q24 Net Income of $6.9 Billion, EPS of $0.83 Revenue Improved YoY to $25.4 Billion,1 led by Noninterest Income, up 6% to $11.7 Billion CET1 Ratio of 11.9%; Book Value Per Share of $34.39 Grew 7% YoY

From Chief Financial Officer Alastair Borthwick:

"Our net income was $6.9 billion, and we returned $5.4 billion to shareholders through common stock dividends and share repurchases. We announced plans for an eight percent increase in our quarterly common stock dividend, to 26 cents per share, pending Board approval. Our diverse businesses leveraged our innovative platforms and services, attracting new client relationships and delivering for our clients, shareholders and the communities we serve."

Bank of America Financial Highlights

($ in billions, except per share data)	Reported 2Q24	Reported 1Q24	Adjusted[1] 1Q24	Reported 2Q23
Total revenue, net of interest expense	$25.4	$25.8	$25.8	$25.2
Provision for credit losses	1.5	1.3	1.3	1.1
Noninterest expense	16.3	17.2	16.5	16.0
Pretax income	7.6	7.3	8.0	8.0
Pretax, pre-provision income[2(H)]	9.1	8.6	9.3	9.2
Income tax expense	0.7	0.6	0.8	0.6
Net income	6.9	6.7	7.2	7.4
Diluted earnings per share	$0.83	$0.76	$0.83	$0.88
Return on average assets	0.85 %	0.83 %	0.89 %	0.94 %
Return on average common shareholders' equity	10.0	9.4	10.2	11.2
Return on average tangible common shareholders' equity[2]	13.6	12.7	13.8	15.5
Efficiency ratio	64	67	64	64

[1] Amounts in this column (other than total revenue, net of interest expense, and provision for credit losses) are adjusted for the FDIC special assessment accrual. Adjusted amounts represent non-GAAP financial measures. For additional information and a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see Endnote G on page 11.

[2] Pretax, pre-provision income and return on average tangible common shareholders' equity represent non-GAAP financial measures. For more information, see page 20.

Spotlight on Average Deposits and Common Equity Tier 1 Capital ($B)



Average Deposits
$1,875
$1,876
$1,905
$1,907
$1,910
2Q23
3Q23
4Q23
1Q24
2Q24



Common Equity Tier 1 Capital 1
$190
$194
$195
$197
$198
11.6%
11.9%
11.8%
11.9%
11.9%
2Q23
3Q23
4Q23
1Q24
2Q24
Common Equity Tier 1 capital
Common Equity Tier 1 capital ratio

[1] Common equity tier 1 capital ratio under the Standardized approach. For additional information on regulatory capital ratios, see Endnote E on page 10.

2

BANK OF AMERICA

Consumer Banking[1,2]

- Net income of $2.6 billion
- Revenue of $10.2 billion decreased 3%, driven primarily by the impact of lower deposit balances
- Provision for credit losses of $1.3 billion was relatively flat vs. 2Q23
  - Net charge-offs of $1.2 billion increased $369 million, driven by credit card
  - Net reserve build of $93 million[(C)] in 2Q24 vs. $448 million in 2Q23
- Noninterest expense of $5.5 billion was relatively flat
  - Efficiency ratio of 54%

Business Highlights[1,3(A)]

- Average deposits of $949 billion decreased $57 billion, or 6%
  - 58% of deposits in checking accounts; 92% are primary accounts[4]
- Average loans and leases of $312 billion increased $6 billion, or 2%
- Combined credit / debit card spend of $234 billion increased 3%
- Record consumer investment assets[5] of $476 billion grew $89 billion, or 23%, driven by $38 billion of net client flows from new and existing clients and higher market valuations
  - 3.9 million consumer investment accounts, up 6%
- 11.1 million Total clients enrolled in Preferred Rewards, up 7%, with 99% annualized retention rate[6]

Strong Digital Usage Continued[1]

- Record 77% of overall households[7] actively using digital platforms
- 47 million active digital banking users, up 3%, or 1.6 million
- 1.7 million digital sales, representing 53% of total sales
- Record 3.5 billion digital logins, up 10%
- New Zelle® records: 22.6 million active users, up 11%; sent and received 382 million transactions, worth $115 billion, both up 26%[8]
- Clients booked more than 796,000 digital appointments

Financial Results

	Three months ended		
($ in millions)	6/30/2024	3/31/2024	6/30/2023
Total revenue[2]	**$10,206**	$10,166	$10,524
Provision for credit losses	**1,281**	1,150	1,267
Noninterest expense	**5,464**	5,475	5,453
Pretax income	**3,461**	3,541	3,804
Income tax expense	**866**	885	951
Net income	**$2,595**	$2,656	$2,853

Business Highlights[(A)]

	Three months ended		
($ in billions)	6/30/2024	3/31/2024	6/30/2023
Average deposits	**$949.2**	$952.5	$1,006.3
Average loans and leases	**312.3**	313.0	306.7
Consumer investment assets (EOP)[5]	**476.1**	456.4	386.8
Active mobile banking users (MM)	**39.0**	38.5	37.3
Number of financial centers	**3,786**	3,804	3,887
Efficiency ratio	**54 %**	54 %	52 %
Return on average allocated capital	**24**	25	27
Total Consumer Credit Card[3]			
Average credit card outstanding balances	**$99.0**	$99.8	$94.4
Total credit / debit spend	**233.6**	219.4	226.1
Risk-adjusted margin	**6.8 %**	6.8 %	7.8 %

Continued Business Leadership

- No. 1 in estimated U.S. Retail Deposits[(a)]
- No. 1 Small Business Lender[(b)]
- Best Bank in North America[(c)]
- Best Bank in the U.S.[(c)]
- Best Consumer Digital Bank in the U.S. - Best Integrated Consumer Banking Site & Best Mobile Banking App[(d)]
- Best Bank in the U.S. for Small and Medium Enterprises[(e)]
- Certified by J.D. Power for Outstanding Client Satisfaction with Customer Financial Health Support – Banking & Payments[(f)]

See page 12 for Business Leadership sources.

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.
[3] The Consumer credit card portfolio includes Consumer Banking and GWIM.
[4] Represents the percentage of consumer checking accounts that are estimated to be the customer's primary account based on multiple relationship factors (e.g., linked to their direct deposit).
[5] Consumer investment assets includes client brokerage assets, deposit sweep balances, Bank of America, N.A. brokered CDs, and AUM in Consumer Banking.
[6] As of May 2024. Includes clients in Consumer, Small Business and GWIM.
[7] Household adoption represents households with consumer bank login activities in a 90-day period, as of May 2024.
[8] Includes Bank of America person-to-person payments sent and received through e-mail or mobile identification. Zelle® users represent 90-day active users.

3

BANK OF AMERICA

Global Wealth and Investment Management[1,2]

- Net income of $1.0 billion
- Revenue of $5.6 billion increased 6%, driven by 14% higher asset management fees, due to higher market levels and strong AUM flows, partially offset by lower NII
- Noninterest expense of $4.2 billion increased 7%, driven by revenue-related incentives

Business Highlights[1(A)]

- Record client balances of more than $4 trillion increased 10%, driven by higher market valuations and positive net client flows
  - AUM flows of $11 billion in 2Q24
- Average deposits of $288 billion decreased $8 billion, or 3%
- Average loans and leases of $223 billion increased $4 billion, or 2%

Merrill Wealth Management Highlights[1]

Client Engagement

- Record client balances of $3.4 trillion[(A)]
- AUM balances of $1.4 trillion
- ~5,500 net new households in 2Q24

Strong Digital Usage Continued

- 85% of Merrill households digitally active[3] across the enterprise
  - 62% of Merrill households mobile active across the enterprise
- 81% of households enrolled in eDelivery[4]
- 75% of eligible checks deposited through automated channels[5]
- 75% of eligible bank and brokerage accounts opened through digital onboarding in 2Q24, up from 64% a year ago

Bank of America Private Bank Highlights[1]

Client Engagement

- Record client balances of $640 billion[(A)]
- AUM balances of $385 billion
- ~630 net new relationships in 2Q24

Strong Digital Usage Continued

- 92% of clients digitally active[6] across the enterprise
- 76% of eligible checks deposited through automated channels[5]
- Clients continued leveraging the convenience and effectiveness of our digital capabilities:
  - Digital wallet transactions up 44%
  - Zelle® transactions up 33%

Financial Results

	Three months ended		
($ in millions)	6/30/2024	3/31/2024	6/30/2023
Total revenue[2]	**$5,574**	$5,591	$5,242
Provision (benefit) for credit losses	**7**	(13)	13
Noninterest expense	**4,199**	4,264	3,925
Pretax income	**1,368**	1,340	1,304
Income tax expense	**342**	335	326
Net income	**$1,026**	$1,005	$978

Business Highlights[(A)]

	Three months ended		
($ in billions)	6/30/2024	3/31/2024	6/30/2023
Average deposits	**$287.7**	$297.4	$295.4
Average loans and leases	**222.8**	218.6	218.6
Total client balances (EOP)	**4,011.9**	3,973.4	3,635.2
AUM flows	**10.8**	24.7	14.3
Pretax margin	**25 %**	24 %	25 %
Return on average allocated capital	**22**	22	21

Continued Business Leadership

- No. 1 on Forbes' Best-in-State Wealth Advisors (2023), Top Women Wealth Advisors (2024), and Top Next Generation Advisors (2023)
- No. 1 on Barron's Top 1200 Wealth Financial Advisors List (2024)
- No. 1 on Financial Planning's 'Top 40 Advisors Under 40' List (2024)
- No. 1 in personal trust AUM[(b)]
- Best Private Bank (U.S.); Best Private Bank for Philanthropic Services and Sustainable Investing (North America)[(g)]
- Best Private Bank in the Nation; Best Private Bank for Family Office and OCIO[(h)]
- Best Private Bank (U.S.); Best Private Bank for Digital Innovation, Best Family Office Offering, and Excellence in Philanthropy Services[(i)]

See page 12 for Business Leadership sources.

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.
[3] Percentage of digitally active Merrill primary households ($250K+ in investable assets within the enterprise) as of June 2024. Excludes Stock Plan and Banking-only households.
[4] Includes Merrill Digital Households (excluding Stock Plan, Banking-only households, Retirement only, and 529 only) that receive statements digitally, as of May 2024.
[5] Includes mobile check deposits, remote deposit operations, and automated teller machine transactions, as of May 2024 for Private Bank and as of June 2024 for Merrill.
[6] Percentage of digitally active Private Bank core relationships ($3MM+ in total balances) as of May 2024. Includes third-party activities and excludes Irrevocable Trust-only relationships, Institutional Philanthropic relationships, and exiting relationships.

4

BANK OF AMERICA

Global Banking[1,2,3]

- Net income of $2.1 billion
- Revenue of $6.1 billion decreased 6%, driven primarily by lower NII and leasing revenue, partially offset by higher investment banking fees
- Provision for credit losses of $235 million vs. $9 million in 2Q23
  - Net charge-offs of $346 million increased $287 million, driven primarily by commercial real estate office
  - Net reserve release of $111 million vs. $50 million in 2Q23
- Noninterest expense of $2.9 billion increased 3%

Business Highlights[1,2(A)]

- Total Corporation investment banking fees (excl. self-led) of $1.6 billion increased 29%
  - No. 3 in investment banking fees[4]
- Average deposits of $525 billion increased $28 billion, or 6%
- Average loans and leases of $373 billion decreased $10 billion, or 3%, reflecting lower client demand

Strong Digital Usage Continued[1]

- 76% digitally active clients across Commercial, Corporate, and Business Banking clients (CashPro® and BA360 platforms) (as of May 2024) with 87% of relationship clients digitally active
- Record total mobile sign-ins at 1.87 million, up 17%[5]
- Record quarterly CashPro® App Payment Approvals value of $253 billion, increased 33%
- CashPro® Chat is now supported by Erica® technology with nearly 30K interactions in 2Q24

Financial Results

	Three months ended		
($ in millions)	6/30/2024	3/31/2024	6/30/2023
Total revenue[2,3]	**$6,053**	$5,980	$6,462
Provision for credit losses	**235**	229	9
Noninterest expense	**2,899**	3,012	2,819
Pretax income	**2,919**	2,739	3,634
Income tax expense	**803**	753	981
Net income	**$2,116**	$1,986	$2,653

Business Highlights[2(A)]

	Three months ended		
($ in billions)	6/30/2024	3/31/2024	6/30/2023
Average deposits	**$525.4**	$525.7	$497.5
Average loans and leases	**372.7**	373.6	383.1
Total Corp. IB fees (excl. self-led)	**1.6**	1.6	1.2
Global Banking IB fees	**0.8**	0.8	0.7
Business Lending revenue	**2.6**	2.4	2.7
Global Transaction Services revenue	**2.6**	2.7	2.9
Efficiency ratio	**48 %**	50 %	44 %
Return on average allocated capital	**17**	16	22

Continued Business Leadership

- World's Most Innovative Bank – 2024[g]
- World's Best Digital Bank, World's Best Bank for Financing, North America's Best Bank for Small to Medium-sized Enterprises, and North America's Best Bank for Sustainable Finance[j]
- 2023 Best Bank for Cash & Liquidity Management, Best Bank for Trade & Supply Chain – North America, and Best Mobile Technology Solution for Treasury – CashPro App[k]
- Best Global Bank for Transaction Banking (overall award), Best Global Bank for Collections[g]
- Model Bank Award for Reimagining Trade & Supply Chain Finance – 2024 for CashPro Supply Chain Solutions[l]
- 2023 Share & Excellence Awards for U.S. Large Corporate Banking & Cash Management[m]
- Relationships with 74% of the Global Fortune 500; 95% of the U.S. Fortune 1,000 (2023)

See page 12 for Business Leadership sources.

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[3] Revenue, net of interest expense.
[4] Source: Dealogic as of June 30, 2024.
[5] Includes CashPro, BA360, and Global Card Access.

5

Global Markets[1,2,3]

- Net income of $1.4 billion, both including and excluding net DVA[4]
- Revenue of $5.5 billion increased 12%, driven by higher sales and trading revenue and investment banking fees
- Noninterest expense of $3.5 billion increased 4%, driven by higher revenue-related expenses and investments in the business, including technology
- Average VaR of $90 million[5]

Business Highlights[1,2,3(A)]

- Sales and trading revenue of $4.7 billion increased 9%; excluding net DVA, increased 7%[(F)]
  - FICC revenue increased 3% (ex. DVA, down 1%),[(F)] to $2.7 billion, driven by improved client activity and trading performance in mortgages, partially offset by a weaker trading environment in foreign exchange and interest rates products
  - Equities revenue increased 20% (ex. DVA, increased 20%),[(F)] to $1.9 billion, driven by strong client activity and trading performance in cash and derivatives

Additional Highlights

- 650+ research analysts covering over 3,450 companies; 1,250+ corporate bond issuers across 55+ economies and 25 industries

Financial Results

	Three months ended		
($ in millions)	6/30/2024	3/31/2024	6/30/2023
Total revenue[2,3]	**$5,459**	$5,883	$4,871
Net DVA	**(1)**	(85)	(102)
Total revenue (excl. net DVA)[2,3,4]	**$5,460**	$5,968	$4,973
Provision (benefit) for credit losses	**(13)**	(36)	(4)
Noninterest expense	**3,486**	3,492	3,349
Pretax income	**1,986**	2,427	1,526
Income tax expense	**576**	704	420
Net income	**$1,410**	$1,723	$1,106
Net income (excl. net DVA)[4]	**$1,411**	$1,788	$1,184

Business Highlights[2(A)]

	Three months ended		
($ in billions)	6/30/2024	3/31/2024	6/30/2023
Average total assets	**$908.5**	$895.4	$877.5
Average trading-related assets	**639.8**	629.8	621.1
Average loans and leases	**135.1**	133.8	128.5
Sales and trading revenue	**4.7**	5.1	4.3
Sales and trading revenue (excl. net DVA)[4(F)]	**4.7**	5.2	4.4
Global Markets IB fees	**0.7**	0.7	0.5
Efficiency ratio	**64 %**	59 %	69 %
Return on average allocated capital	**13**	15	10

Continued Business Leadership

- Securitization Bank of the Year[(n)]
- CLO Trading Desk of the Year[(n)]
- Derivatives House of the Year[(o)]
- Base Metals House of the Year[(o)]
- Currency Derivatives House of the Year[(p)]
- U.S. Muni Bond - Lead Manager of the Year for social bonds, green bonds, and sustainability bonds[(q)]
- No. 1 Foreign Exchange Options Market Dealer[(r)]
- Best CLO Tranche Trading Desk[(s)]
- Best Research House[(s)]

See page 12 for Business Leadership sources.

[1] Comparisons are to the year-ago quarter unless noted. The explanations for current period-over-period changes for Global Markets are the same for amounts including and excluding net DVA.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[3] Revenue, net of interest expense.
[4] Revenue and net income, excluding net DVA, are non-GAAP financial measures. See Endnote F on page 10 for more information.
[5] VaR model uses a historical simulation approach based on three years of historical data and an expected shortfall methodology equivalent to a 99% confidence level. Average VaR was $90MM, $80MM and $76MM for 2Q24, 1Q24 and 2Q23, respectively.

6

7 All Other1,2 Financial Results Three months ended ($ in millions) 6/30/2024 3/31/2024 6/30/2023 Total revenue2 ($1,755) ($1,644) ($1,767) Provision (benefit) for credit losses (2) (11) (160) Noninterest expense 261 994 492 Pretax loss (2,014) (2,627) (2,099) Income tax expense (benefit) (1,764) (1,931) (1,917) Net income (loss) ($250) ($696) ($182) 1 Comparisons are to the year-ago quarter unless noted. 2 Revenue, net of interest expense. Note: All Other primarily consists of asset and liability management (ALM) activities, liquidating businesses and certain expenses not otherwise allocated to a business segment. ALM activities encompass interest rate and foreign currency risk management activities for which substantially all of the results are allocated to our business segments. • Net loss of $250 million – Improved $446 million v. 1Q24, driven primarily by the absence of the $700 million 1Q24 accrual for the estimated amount of the FDIC special assessment for uninsured deposits of certain failed banks • Total corporate effective tax rate (ETR) for the quarter was approximately 9% – Excluding discrete tax items and recurring tax credits primarily related to investments in renewable energy and affordable housing, the ETR would have been approximately 25%

BANK OF AMERICA

Credit Quality[1]

Charge-offs

- Total net charge-offs of $1.5 billion increased $35 million from 1Q24
  - Consumer net charge-offs of $1.1 billion increased $31 million from 1Q24, driven by higher credit card losses
  - Credit card loss rate of 3.88% in 2Q24 vs. 3.62% in 1Q24
  - Commercial net charge-offs of $474 million remained relatively flat compared to 1Q24
- Net charge-off ratio[2] of 0.59% increased 1 bp from 1Q24

Provision for credit losses

- Provision for credit losses of $1.5 billion increased $189 million vs. 1Q24
  - Net reserve release of $25 million in 2Q24 vs. $179 million in 1Q24[(C)]

Allowance for credit losses

- Allowance for loan and lease losses of $13.2 billion represented 1.26% of total loans and leases[3]
  - Total allowance for credit losses of $14.3 billion included $1.1 billion for unfunded commitments
- Nonperforming loans (NPLs) of $5.5 billion decreased $410 million from 1Q24, driven primarily by the commercial real estate office portfolio
  - 61% of Consumer NPLs are contractually current
- Commercial reservable criticized utilized exposure of $24.8 billion increased $232 million from 1Q24

Highlights

	Three months ended		
($ in millions)	6/30/2024	3/31/2024	6/30/2023
Provision for credit losses	**$1,508**	$1,319	$1,125
Net charge-offs	**1,533**	1,498	869
Net charge-off ratio[2]	**0.59 %**	0.58 %	0.33 %
At period-end			
Nonperforming loans and leases	**$5,473**	$5,883	$4,126
Nonperforming loans and leases ratio	**0.52 %**	0.56 %	0.39 %
Consumer 90+ days performing past due	**$1,474**	$1,531	$1,185
Allowance for credit losses	**14,342**	14,371	14,338
Allowance for loan and lease losses	**13,238**	13,213	12,950
Allowance for loan and lease losses ratio[3]	**1.26 %**	1.26 %	1.24 %

[1] Comparisons are to the year-ago quarter unless noted.
[2] Net charge-off ratio is calculated as annualized net charge-offs divided by average outstanding loans and leases during the period.
[3] Allowance for loan and lease losses ratio is calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.

Note: Ratios do not include loans accounted for under the fair value option.

8

BANK OF AMERICA

Balance Sheet, Liquidity, and Capital Highlights ($ in billions except per share data, end of period, unless otherwise noted)[(A)]

	Three months ended		
	6/30/2024	**3/31/2024**	**6/30/2023**
Ending Balance Sheet			
Total assets	**$3,258.0**	$3,273.8	$3,123.2
Total loans and leases	**1,056.8**	1,049.2	1,051.2
Total loans and leases in business segments (excluding All Other)	**1,048.5**	1,040.2	1,041.7
Total deposits	**1,910.5**	1,946.5	1,877.2
Average Balance Sheet			
Average total assets	**$3,275.0**	$3,247.2	$3,175.4
Average loans and leases	**1,051.5**	1,047.9	1,046.6
Average deposits	**1,909.9**	1,907.5	1,875.4
Funding and Liquidity			
Long-term debt	**$290.5**	$296.3	$286.1
Global Liquidity Sources, average[(D)]	**909**	909	867
Equity			
Common shareholders' equity	**$267.3**	$265.2	$254.9
Common equity ratio	**8.2 %**	8.1 %	8.2 %
Tangible common shareholders' equity[1]	**$197.2**	$195.0	$184.8
Tangible common equity ratio[1]	**6.2 %**	6.1 %	6.1 %
Per Share Data			
Common shares outstanding (in billions)	**7.77**	7.87	7.95
Book value per common share	**$34.39**	$33.71	$32.05
Tangible book value per common share[1]	**25.37**	24.79	23.23
Regulatory Capital[(E)]			
CET1 capital	**$198.1**	$196.6	$190.1
Standardized approach			
Risk-weighted assets	**$1,662**	$1,658	$1,639
CET1 ratio	**11.9 %**	11.9 %	11.6 %
Advanced approaches			
Risk-weighted assets	**$1,469**	$1,463	$1,436
CET1 ratio	**13.5 %**	13.4 %	13.2 %
Supplementary leverage			
Supplementary leverage ratio (SLR)	**6.0 %**	6.0 %	6.0 %

[1] Represents a non-GAAP financial measure. For reconciliation, see page 20.

9

Endnotes

A We present certain key financial and nonfinancial performance indicators (KPIs) that management uses when assessing consolidated and/or segment results. We believe this information is useful because it provides management and investors with information about underlying operational performance and trends. KPIs are presented in Consolidated and Business Segment Highlights on page 1, Balance Sheet, Liquidity, and Capital Highlights on page 9 and on the Segment pages for each segment.

B We also measure NII on an FTE basis, which is a non-GAAP financial measure. FTE basis is a performance measure used in operating the business that management believes provides investors with meaningful information on the interest margin for comparative purposes. We believe that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practice. NII on an FTE basis was $13.9 billion, $14.2 billion and $14.3 billion for the three months ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively. The FTE adjustment was $160 million, $158 million and $135 million for the three months ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively.

C Reserve Build (or Release) is calculated by subtracting net charge-offs for the period from the provision for credit losses recognized in that period. The period-end allowance, or reserve, for credit losses reflects the beginning of the period allowance adjusted for net charge-offs recorded in that period plus the provision for credit losses and other valuation accounts recognized in that period.

D Global Liquidity Sources (GLS) include cash and high-quality, liquid, unencumbered securities, inclusive of U.S. government securities, U.S. agency securities, U.S. agency mortgage-backed securities, and a select group of non-U.S. government and supranational securities, and other investment-grade securities, and are readily available to meet funding requirements as they arise. It does not include Federal Reserve Discount Window or Federal Home Loan Bank borrowing capacity. Transfers of liquidity among legal entities may be subject to certain regulatory and other restrictions.

E Regulatory capital ratios at June 30, 2024 are preliminary. The Corporation reports regulatory capital ratios under both the Standardized and Advanced approaches. Capital adequacy is evaluated against the lower of the Standardized or Advanced approaches compared to their respective regulatory capital ratio requirements. The Corporation's binding ratio was Total capital ratio under the Standardized approach for June 30, 2024 and March 31, 2024; and the Common equity tier 1 ratio under the Standardized approach for June 30, 2023.

F The below table includes Global Markets sales and trading revenue, excluding net DVA, which is a non-GAAP financial measure. We believe that the presentation of measures that exclude this item is useful because such measures provide additional information to assess the underlying operational performance and trends of our businesses and to allow better comparison of period-to-period operating performance.

	Three months ended		
(Dollars in millions)	**6/30/2024**	**3/31/2024**	**6/30/2023**
Sales and trading revenue			
Fixed-income, currencies and commodities	**$ 2,742**	$ 3,231	$ 2,667
Equities	**1,937**	1,861	1,618
Total sales and trading revenue	**$ 4,679**	$ 5,092	$ 4,285
Sales and trading revenue, excluding net debit valuation adjustment[1]			
Fixed-income, currencies and commodities	**$ 2,737**	$ 3,307	$ 2,764
Equities	**1,943**	1,870	1,623
Total sales and trading revenue, excluding net debit valuation adjustment	**$ 4,680**	$ 5,177	$ 4,387

[1] For the three months ended June 30, 2024, March 31, 2024 and June 30, 2023, net DVA gains (losses) were ($1) million, ($85) million and ($102) million, FICC net DVA gains (losses) were $5 million, ($76) million and ($97) million, and Equities net DVA gains (losses) were ($6) million, ($9) million and ($5) million, respectively.

10

Endnotes

G In 1Q24, the FDIC increased its estimate of the loss to the Deposit Insurance Fund arising from the closures of Silicon Valley Bank and Signature Bank that will be recouped through the collection of a special assessment from certain insured depository institutions. Accordingly, the Corporation recorded pretax noninterest expense of $0.7B to increase its accrual for its estimated share of the special assessment. The Corporation has presented certain non-GAAP financial measures (labeled as "adj." in the tables below) that exclude the impact of the FDIC special assessment (FDIC SA) and has provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures as set forth below. The Corporation believes the use of non-GAAP financial measures adjusting for the impact of the FDIC SA provides additional information for evaluating its results of operations and comparing its operational performance between periods by excluding these impacts that may not be reflective of its underlying operating performance.

Reconciliation **($ in billions, except per share data)**	**1Q24 Reported**	**FDIC SA**	**1Q24 adj. FDIC SA**
Noninterest expense	$17.2	$0.7	$16.5
Income before income taxes	7.3	(0.7)	8.0
Pretax, pre-provision income[1]	8.6	(0.7)	9.3
Income tax expense	0.6	(0.2)	0.8
Net income	6.7	(0.5)	7.2
Net income applicable to common shareholders	6.1	(0.5)	6.6
Diluted earnings per share[2]	$0.76	($0.07)	$0.83

Reconciliation of return metrics and efficiency ratio **($ in billions)**	**1Q24 Reported**	**FDIC SA**	**1Q24 adj. FDIC SA**
Return on average assets[3]	0.83 %	(6) bps	0.89 %
Return on average common shareholders' equity[4]	9.4 %	(81) bps	10.2 %
Return on average tangible common shareholders' equity[5]	12.7 %	(110) bps	13.8 %
Efficiency ratio[6]	67 %	271 bps	64 %

Note: Amounts may not total due to rounding.

[1] Represents a non-GAAP financial measure. For more information see Endnote H and for a reconciliation to the most directly comparable GAAP financial measure, see page 20.

[2] Calculated as net income applicable to common shareholders divided by average diluted common shares. Average diluted common shares of 8,031MM for 1Q24.

[3] Calculated as net income divided by average assets. Average assets were $3,247B for 1Q24.

[4] Calculated as net income applicable to common shareholders divided by average common shareholders' equity. Average common shareholders' equity was $264B for 1Q24.

[5] Calculated as net income applicable to common shareholders divided by average tangible common shareholders' equity. Average tangible common shareholders' equity was $194B for 1Q24. Average tangible common shareholders' equity represents a non-GAAP financial measure. For more information and a reconciliation of average tangible common shareholders' equity to average shareholders' equity, see page 20.

[6] Calculated as noninterest expense divided by revenue, net of interest expense.

H Pretax, pre-provision income (PTPI) is a non-GAAP financial measure calculated by adjusting consolidated pretax income to add back provision for credit losses. Management believes that PTPI is a useful financial measure as it enables an assessment of the Company's ability to generate earnings to cover credit losses through a credit cycle and provides an additional basis for comparing the Company's results of operations between periods by isolating the impact of provision for credit losses, which can vary significantly between periods. For Reconciliations to GAAP Financial Measures, see page 20.

11

Business Leadership Sources

BANK OF AMERICA

(a) Estimated U.S. retail deposits based on June 30, 2023 FDIC deposit data.

(b) FDIC, 1Q24.

(c) Global Finance, April 2024.

(d) Global Finance, August 2023.

(e) Global Finance, October 2023.

(f) J.D. Power 2024 Financial Health Support Certification[SM] is based on exceeding customer experience benchmarks using client surveys and a best practices verification. For more information, visit jdpower.com/awards.*

(g) Global Finance, 2024.

(h) Family Wealth Report, 2024.

(i) Global Private Banker, 2024.

(j) Euromoney, 2023.

(k) Treasury Management International, 2024.

(l) Celent, 2024.

(m) Coalition Greenwich, 2023.

(n) Global Capital, 2024.

(o) Energy Risk, 2024.

(p) Risk Awards, 2024.

(q) Environmental Finance, 2024.

(r) FX Markets, 2024.

(s) DealCatalyst, 2024.

* Website content is not incorporated by reference into this press release.

12

13 Contact Information and Investor Conference Call Invitation Investor Call Information Chief Executive Officer Brian Moynihan and Chief Financial Officer Alastair Borthwick will discuss second- quarter 2024 financial results in an investor conference call at 8:30 a.m. ET today. The conference call and presentation materials can be accessed on the Bank of America Investor Relations website at https://investor.bankofamerica.com.* For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international). The conference ID is 79795. Please dial in 10 minutes prior to the start of the call. Investors can access replays of the conference call by visiting the Investor Relations website or by calling 1.800.934.4850 (U.S.) or 1.402.220.1178 (international) from noon July 16 through 11:59 p.m. ET on July 26. Investors May Contact: Lee McEntire, Bank of America Phone: 1.980.388.6780 lee.mcentire@bofa.com Jonathan G. Blum, Bank of America (Fixed Income) Phone: 1.212.449.3112 jonathan.blum@bofa.com Bank of America Bank of America is one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 69 million consumer and small business clients with approximately 3,800 retail financial centers, approximately 15,000 ATMs (automated teller machines) and award-winning digital banking with approximately 58 million verified digital users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business households through a suite of innovative, easy-to-use online products and services. The company serves clients through operations across the United States, its territories and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange. Forward-Looking Statements Bank of America Corporation (the Corporation) and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent the Corporation’s current expectations, plans or forecasts of its future results, revenues, liquidity, net interest income, provision for credit losses, expenses, efficiency ratio, capital measures, strategy, deposits, assets, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Corporation’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. * Website content is not incorporated by reference into this press release. Reporters May Contact: Bill Halldin, Bank of America Phone: 1.916.724.0093 william.halldin@bofa.com Jocelyn Seidenfeld, Bank of America Phone: 1.646.743.3356 jocelyn.seidenfeld@bofa.com

14 You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of the Corporation’s 2023 Annual Report on Form 10-K and in any of the Corporation’s subsequent Securities and Exchange Commission filings: the Corporation’s potential judgments, orders, settlements, penalties, fines and reputational damage resulting from pending or future litigation and regulatory investigations, proceedings and enforcement actions, including as a result of our participation in and execution of government programs related to the Coronavirus Disease 2019 (COVID-19) pandemic, such as the processing of unemployment benefits for California and certain other states; the possibility that the Corporation's future liabilities may be in excess of its recorded liability and estimated range of possible loss for litigation, and regulatory and government actions; the possibility that the Corporation could face increased claims from one or more parties involved in mortgage securitizations; the Corporation’s ability to resolve representations and warranties repurchase and related claims; the risks related to the discontinuation of reference rates, including increased expenses and litigation and the effectiveness of hedging strategies; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Corporation’s exposures to such risks, including direct, indirect and operational; the impact of U.S. and global interest rates, inflation, currency exchange rates, economic conditions, trade policies and tensions, including tariffs, and potential geopolitical instability; the impact of the interest rate, inflationary, macroeconomic, banking and regulatory environment on the Corporation’s assets, business, financial condition and results of operations; the impact of adverse developments affecting the U.S. or global banking industry, including bank failures and liquidity concerns, resulting in worsening economic and market volatility, and regulatory responses thereto; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; potential losses related to the Corporation’s concentration of credit risk; the Corporation's ability to achieve its expense targets and expectations regarding revenue, net interest income, provision for credit losses, net charge-offs, effective tax rate, loan growth or other projections; adverse changes to the Corporation’s credit ratings from the major credit rating agencies; an inability to access capital markets or maintain deposits or borrowing costs; estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Corporation’s assets and liabilities; the estimated or actual impact of changes in accounting standards or assumptions in applying those standards; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements; the impact of adverse changes to total loss-absorbing capacity requirements, stress capital buffer requirements and / or global systemically important bank surcharges; the potential impact of actions of the Board of Governors of the Federal Reserve System on the Corporation’s capital plans; the effect of changes in or interpretations of income tax laws and regulations; the impact of implementation and compliance with U.S. and international laws, regulations and regulatory interpretations, including, but not limited to, recovery and resolution planning requirements, Federal Deposit Insurance Corporation assessments, the Volcker Rule, fiduciary standards, derivatives regulations and potential changes to loss allocations between financial institutions and customers, including for losses incurred from the use of our products and services, including electronic payments and payment of checks, that were authorized by the customer but induced by fraud; the impact of failures or disruptions in or breaches of the Corporation’s operations or information systems, or those of third parties, including as a result of cybersecurity incidents; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learning; the risks related to the transition and physical impacts of climate change; our ability to achieve environmental, social and governance goals and commitments or the impact of any changes in the Corporation's sustainability strategy or commitments generally; the impact of uncertain political conditions or any future federal government shutdown and uncertainty regarding the federal government’s debt limit or changes in fiscal, monetary or regulatory policy; the emergence or continuation of widespread health emergencies or pandemics; the impact of natural disasters, extreme weather events, military conflicts (including the Russia / Ukraine conflict, the conflict in the Middle East, the possible expansion of such conflicts and potential geopolitical consequences), terrorism or other geopolitical events; and other matters. Forward-looking statements speak only as of the date they are made, and the Corporation undertakes no obligation to update any forward- looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. “Bank of America” and “BofA Securities” are the marketing names used by the Global Banking and Global Markets divisions of Bank of America Corporation. Lending, other commercial banking activities, and trading in certain financial instruments are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., Member FDIC. Trading in securities and financial instruments, and strategic advisory, and other investment banking activities, are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”) or other affiliates, including, in the United States, BofA Securities, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each of which are registered broker-dealers and Members of SIPC, and, in other jurisdictions, by locally registered entities. BofA Securities, Inc. is registered as a futures commission merchant with the CFTC and is a member of the NFA. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured · May Lose Value · Are Not Bank Guaranteed. Bank of America Corporation’s broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker- dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered, or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates. For more Bank of America news, including dividend announcements and other important information, visit the Bank of America newsroom at https://newsroom.bankofamerica.com.* www.bankofamerica.com* * Website content is not incorporated by reference into this press release.

Bank of America Corporation and Subsidiaries
Selected Financial Data

(In millions, except per share data)

Summary Income Statement	Six Months Ended June 30 2024	Six Months Ended June 30 2023	Second Quarter 2024	First Quarter 2024	Second Quarter 2023
Net interest income	$ 27,734	$ 28,606	$ 13,702	$ 14,032	$ 14,158
Noninterest income	23,461	22,849	11,675	11,786	11,039
Total revenue, net of interest expense	51,195	51,455	25,377	25,818	25,197
Provision for credit losses	2,827	2,056	1,508	1,319	1,125
Noninterest expense	33,546	32,276	16,309	17,237	16,038
Income before income taxes	14,822	17,123	7,560	7,262	8,034
Income tax expense	1,251	1,554	663	588	626
Net income	$ 13,571	$ 15,569	$ 6,897	$ 6,674	$ 7,408
Preferred stock dividends	847	811	315	532	306
Net income applicable to common shareholders	$ 12,724	$ 14,758	$ 6,582	$ 6,142	$ 7,102
Average common shares issued and outstanding	7,933.3	8,053.5	7,897.9	7,968.2	8,040.9
Average diluted common shares issued and outstanding	7,996.2	8,162.6	7,960.9	8,031.4	8,080.7
Summary Average Balance Sheet					
Total cash and cash equivalents	$ 370,140	$ 308,239	$ 369,631	$ 370,648	$ 385,140
Total debt securities	847,455	811,046	852,427	842,483	771,355
Total loans and leases	1,049,681	1,043,994	1,051,472	1,047,890	1,046,608
Total earning assets	2,874,257	2,722,465	2,887,935	2,860,583	2,772,943
Total assets	3,261,071	3,135,879	3,274,988	3,247,159	3,175,358
Total deposits	1,908,693	1,884,451	1,909,925	1,907,462	1,875,353
Common shareholders' equity	264,702	251,456	265,290	264,114	254,028
Total shareholders' equity	292,957	279,853	293,403	292,511	282,425
Performance Ratios					
Return on average assets	0.84 %	1.00 %	0.85 %	0.83 %	0.94 %
Return on average common shareholders' equity	9.67	11.84	9.98	9.35	11.21
Return on average tangible common shareholders' equity [1]	13.15	16.42	13.57	12.73	15.49
Per Common Share Information					
Earnings	$ 1.60	$ 1.83	$ 0.83	$ 0.77	$ 0.88
Diluted earnings	1.59	1.82	0.83	0.76	0.88
Dividends paid	0.48	0.44	0.24	0.24	0.22
Book value	34.39	32.05	34.39	33.71	32.05
Tangible book value [1]	25.37	23.23	25.37	24.79	23.23

Summary Period-End Balance Sheet	June 30 2024	March 31 2024	June 30 2023
Total cash and cash equivalents	$ 320,632	$ 313,404	$ 373,553
Total debt securities	878,417	909,982	756,158
Total loans and leases	1,056,785	1,049,156	1,051,224
Total earning assets	2,880,851	2,879,890	2,724,196
Total assets	3,257,996	3,273,803	3,123,198
Total deposits	1,910,491	1,946,496	1,877,209
Common shareholders' equity	267,344	265,155	254,922
Total shareholders' equity	293,892	293,552	283,319
Common shares issued and outstanding	7,774.8	7,866.9	7,953.6

Credit Quality	Six Months Ended June 30 2024	Six Months Ended June 30 2023	Second Quarter 2024	First Quarter 2024	Second Quarter 2023
Total net charge-offs	$ 3,031	$ 1,676	$ 1,533	$ 1,498	$ 869
Net charge-offs as a percentage of average loans and leases outstanding [2]	0.58 %	0.33 %	0.59 %	0.58 %	0.33 %
Provision for credit losses	$ 2,827	$ 2,056	$ 1,508	$ 1,319	$ 1,125

	June 30 2024	March 31 2024	June 30 2023
Total nonperforming loans, leases and foreclosed properties [3]	$ 5,691	$ 6,034	$ 4,274
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties [3]	0.54 %	0.58 %	0.41 %
Allowance for credit losses	$ 14,342	$ 14,371	$ 14,338
Allowance for loan and lease losses	13,238	13,213	12,950
Allowance for loan and lease losses as a percentage of total loans and leases outstanding [2]	1.26 %	1.26 %	1.24 %

For footnotes, see page 16.

Current-period information is preliminary and based on company data available at the time of the presentation. 15

Bank of America Corporation and Subsidiaries
Selected Financial Data (continued)

(Dollars in millions)

Capital Management	June 30 2024	March 31 2024	June 30 2023
Regulatory capital metrics [4]:			
Common equity tier 1 capital	$ **198,119**	$ 196,625	$ 190,113
Common equity tier 1 capital ratio - Standardized approach	**11.9 %**	11.9 %	11.6 %
Common equity tier 1 capital ratio - Advanced approaches	**13.5**	13.4	13.2
Total capital ratio - Standardized approach	**15.1**	15.2	15.1
Total capital ratio - Advanced approaches	**16.4**	16.6	16.7
Tier 1 leverage ratio	**7.0**	7.1	7.1
Supplementary leverage ratio	**6.0**	6.0	6.0
Total ending equity to total ending assets ratio	**9.0**	9.0	9.1
Common equity ratio	**8.2**	8.1	8.2
Tangible equity ratio [5]	**7.0**	7.0	7.0
Tangible common equity ratio [5]	**6.2**	6.1	6.1

(1) Return on average tangible common shareholders' equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. Tangible book value per share provides additional useful information about the level of tangible assets in relation to outstanding shares of common stock. See Reconciliations to GAAP Financial Measures on page 20.

(2) Ratios do not include loans accounted for under the fair value option. Charge-off ratios are annualized for the quarterly presentation.

(3) Balances do not include past due consumer credit card loans, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate, and nonperforming loans held-for-sale or accounted for under the fair value option.

(4) Regulatory capital ratios at June 30, 2024 are preliminary. Bank of America Corporation reports regulatory capital ratios under both the Standardized and Advanced approaches. Capital adequacy is evaluated against the lower of the Standardized or Advanced approaches compared to their respective regulatory capital ratio requirements. The Corporation's binding ratio was the Total capital ratio under the Standardized approach for June 30, 2024 and March 31, 2024; and Common equity tier 1 ratio under the Standardized approach for June 30, 2023.

(5) Tangible equity ratio equals period-end tangible shareholders' equity divided by period-end tangible assets. Tangible common equity ratio equals period-end tangible common shareholders' equity divided by period-end tangible assets. Tangible shareholders' equity and tangible assets are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. See Reconciliations to GAAP Financial Measures on page 20.

Current-period information is preliminary and based on company data available at the time of the presentation. 16

Bank of America Corporation and Subsidiaries

Quarterly Results by Business Segment and All Other

(Dollars in millions)

	Second Quarter 2024				
	Consumer Banking	**GWIM**	**Global Banking**	**Global Markets**	**All Other**
Total revenue, net of interest expense	**$ 10,206**	**$ 5,574**	**$ 6,053**	**$ 5,459**	**$ (1,755)**
Provision for credit losses	**1,281**	**7**	**235**	**(13)**	**(2)**
Noninterest expense	**5,464**	**4,199**	**2,899**	**3,486**	**261**
Net income	**2,595**	**1,026**	**2,116**	**1,410**	**(250)**
Return on average allocated capital [1]	**24 %**	**22 %**	**17 %**	**13 %**	**n/m**
Balance Sheet					
Average					
Total loans and leases	**$ 312,254**	**$ 222,776**	**$ 372,738**	**$ 135,106**	**$ 8,598**
Total deposits	**949,180**	**287,678**	**525,357**	**31,944**	**115,766**
Allocated capital [1]	**43,250**	**18,500**	**49,250**	**45,500**	**n/m**
Period end					
Total loans and leases	**$ 312,801**	**$ 224,837**	**$ 372,421**	**$ 138,441**	**$ 8,285**
Total deposits	**952,473**	**281,283**	**522,525**	**33,151**	**121,059**

	First Quarter 2024				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense	$ 10,166	$ 5,591	$ 5,980	$ 5,883	$ (1,644)
Provision for credit losses	1,150	(13)	229	(36)	(11)
Noninterest expense	5,475	4,264	3,012	3,492	994
Net income (loss)	2,656	1,005	1,986	1,723	(696)
Return on average allocated capital [1]	25 %	22 %	16 %	15 %	n/m
Balance Sheet					
Average					
Total loans and leases	$ 313,038	$ 218,616	$ 373,608	$ 133,756	$ 8,872
Total deposits	952,466	297,373	525,699	32,585	99,339
Allocated capital [1]	43,250	18,500	49,250	45,500	n/m
Period end					
Total loans and leases	$ 311,725	$ 219,844	$ 373,403	$ 135,267	$ 8,917
Total deposits	978,761	298,039	527,113	34,847	107,736

	Second Quarter 2023				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense	$ 10,524	$ 5,242	$ 6,462	$ 4,871	$ (1,767)
Provision for credit losses	1,267	13	9	(4)	(160)
Noninterest expense	5,453	3,925	2,819	3,349	492
Net income	2,853	978	2,653	1,106	(182)
Return on average allocated capital [1]	27 %	21 %	22 %	10 %	n/m
Balance Sheet					
Average					
Total loans and leases	$ 306,662	$ 218,604	$ 383,058	$ 128,539	$ 9,745
Total deposits	1,006,337	295,380	497,533	33,222	42,881
Allocated capital [1]	42,000	18,500	49,250	45,500	n/m
Period end					
Total loans and leases	$ 309,735	$ 219,208	$ 381,609	$ 131,128	$ 9,544
Total deposits	1,004,482	292,526	492,734	33,049	54,418

[1] Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Other companies may define or calculate these measures differently.

n/m = not meaningful

The Company reports the results of operations of its four business segments and All Other on a fully taxable-equivalent (FTE) basis.

Current-period information is preliminary and based on company data available at the time of the presentation. 17

Current-period information is preliminary and based on company data available at the time of the presentation. 18 Bank of America Corporation and Subsidiaries Year-to-Date Results by Business Segment and All Other (Dollars in millions) Six Months Ended June 30, 2024 Consumer Banking GWIM Global Banking Global Markets All Other Total revenue, net of interest expense $ 20,372 $ 11,165 $ 12,033 $ 11,342 $ (3,399) Provision for credit losses 2,431 (6) 464 (49) (13) Noninterest expense 10,939 8,463 5,911 6,978 1,255 Net income (loss) 5,251 2,031 4,102 3,133 (946) Return on average allocated capital (1) 24% 22% 17% 14 % n/m Balance Sheet Average Total loans and leases $ 312,646 $ 220,696 $ 373,173 $ 134,431 $ 8,735 Total deposits 950,823 292,525 525,528 32,265 107,552 Allocated capital (1) 43,250 18,500 49,250 45,500 n/m Period end Total loans and leases $ 312,801 $ 224,837 $ 372,421 $ 138,441 $ 8,285 Total deposits 952,473 281,283 522,525 33,151 121,059 Six Months Ended June 30, 2023 Consumer Banking GWIM Global Banking Global Markets All Other Total revenue, net of interest expense $ 21,230 $ 10,557 $ 12,665 $ 10,497 $ (3,225) Provision for credit losses 2,356 38 (228) (57) (53) Noninterest expense 10,926 7,992 5,759 6,700 899 Net income 5,961 1,895 5,208 2,794 (289) Return on average allocated capital (1) 29% 21% 21% 12 % n/m Balance Sheet Average Total loans and leases $ 305,225 $ 220,018 $ 382,039 $ 126,802 $ 9,910 Total deposits 1,016,234 304,648 495,069 34,658 33,842 Allocated capital (1) 42,000 18,500 49,250 45,500 n/m Period end Total loans and leases $ 309,735 $ 219,208 $ 381,609 $ 131,128 $ 9,544 Total deposits 1,004,482 292,526 492,734 33,049 54,418 (1) Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Other companies may define or calculate these measures differently. n/m = not meaningful

Current-period information is preliminary and based on company data available at the time of the presentation. 19 Bank of America Corporation and Subsidiaries Supplemental Financial Data (Dollars in millions) Six Months Ended June 30 Second Quarter 2024 First Quarter 2024 Second Quarter 2023FTE basis data (1) 2024 2023 Net interest income $ 28,052 $ 28,875 $ 13,862 $ 14,190 $ 14,293 Total revenue, net of interest expense 51,513 51,724 25,537 25,976 25,332 Net interest yield 1.96% 2.13% 1.93% 1.99% 2.06 % Efficiency ratio 65.12 62.40 63.86 66.36 63.31 Other Data June 30 2024 March 31 2024 June 30 2023 Number of financial centers - U.S. 3,786 3,804 3,887 Number of branded ATMs - U.S. 14,972 15,028 15,335 Headcount 212,318 212,335 215,546 (1) FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with meaningful information on the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax- exempt sources and is consistent with industry practices. Net interest income includes FTE adjustments of $318 million and $269 million for the six months ended June 30, 2024 and 2023, $160 million and $158 million for the second and first quarters of 2024, and $135 million for the second quarter of 2023.

Bank of America Corporation and Subsidiaries

Reconciliations to GAAP Financial Measures

(Dollars in millions, except per share information)

The Corporation evaluates its business using certain non-GAAP financial measures, including pretax, pre-provision income (as defined in Endnote H on page 11) and ratios that utilize tangible equity and tangible assets, each of which is a non-GAAP financial measure. Tangible equity represents shareholders' equity or common shareholders' equity reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities ("adjusted" shareholders' equity or common shareholders' equity). Return on average tangible common shareholders' equity measures the Corporation's net income applicable to common shareholders as a percentage of adjusted average common shareholders' equity. The tangible common equity ratio represents adjusted ending common shareholders' equity divided by total tangible assets (total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities). Return on average tangible shareholders' equity measures the Corporation's net income as a percentage of adjusted average total shareholders' equity. The tangible equity ratio represents adjusted ending shareholders' equity divided by total tangible assets. Tangible book value per common share represents adjusted ending common shareholders' equity divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity. In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

See the tables below for reconciliations of these non-GAAP financial measures to the most directly comparable financial measures defined by GAAP for the six months ended June 30, 2024 and 2023, and the three months ended June 30, 2024, March 31, 2024 and June 30, 2023. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in understanding its results of operations and trends. Other companies may define or calculate these non-GAAP financial measures differently.

	Six Months Ended June 30		Second Quarter	First Quarter	Second Quarter
	2024	2023	2024	2024	2023
Reconciliation of income before income taxes to pretax, pre-provision income					
Income before income taxes	$ 14,822	$ 17,123	$ 7,560	$ 7,262	$ 8,034
Provision for credit losses	2,827	2,056	1,508	1,319	1,125
Pretax, pre-provision income	$ 17,649	$ 19,179	$ 9,068	$ 8,581	$ 9,159
Reconciliation of average shareholders' equity to average tangible shareholders' equity and average tangible common shareholders' equity					
Shareholders' equity	$ 292,957	$ 279,853	$ 293,403	$ 292,511	$ 282,425
Goodwill	(69,021)	(69,022)	(69,021)	(69,021)	(69,022)
Intangible assets (excluding mortgage servicing rights)	(1,980)	(2,058)	(1,971)	(1,990)	(2,049)
Related deferred tax liabilities	871	897	869	874	895
Tangible shareholders' equity	$ 222,827	$ 209,670	$ 223,280	$ 222,374	$ 212,249
Preferred stock	(28,255)	(28,397)	(28,113)	(28,397)	(28,397)
Tangible common shareholders' equity	$ 194,572	$ 181,273	$ 195,167	$ 193,977	$ 183,852
Reconciliation of period-end shareholders' equity to period-end tangible shareholders' equity and period-end tangible common shareholders' equity					
Shareholders' equity	$ 293,892	$ 283,319	$ 293,892	$ 293,552	$ 283,319
Goodwill	(69,021)	(69,021)	(69,021)	(69,021)	(69,021)
Intangible assets (excluding mortgage servicing rights)	(1,958)	(2,036)	(1,958)	(1,977)	(2,036)
Related deferred tax liabilities	864	890	864	869	890
Tangible shareholders' equity	$ 223,777	$ 213,152	$ 223,777	$ 223,423	$ 213,152
Preferred stock	(26,548)	(28,397)	(26,548)	(28,397)	(28,397)
Tangible common shareholders' equity	$ 197,229	$ 184,755	$ 197,229	$ 195,026	$ 184,755
Reconciliation of period-end assets to period-end tangible assets					
Assets	$ 3,257,996	$ 3,123,198	$ 3,257,996	$ 3,273,803	$ 3,123,198
Goodwill	(69,021)	(69,021)	(69,021)	(69,021)	(69,021)
Intangible assets (excluding mortgage servicing rights)	(1,958)	(2,036)	(1,958)	(1,977)	(2,036)
Related deferred tax liabilities	864	890	864	869	890
Tangible assets	$ 3,187,881	$ 3,053,031	$ 3,187,881	$ 3,203,674	$ 3,053,031
Book value per share of common stock					
Common shareholders' equity	$ 267,344	$ 254,922	$ 267,344	$ 265,155	$ 254,922
Ending common shares issued and outstanding	7,774.8	7,953.6	7,774.8	7,866.9	7,953.6
Book value per share of common stock	$ 34.39	$ 32.05	$ 34.39	$ 33.71	$ 32.05
Tangible book value per share of common stock					
Tangible common shareholders' equity	$ 197,229	$ 184,755	$ 197,229	$ 195,026	$ 184,755
Ending common shares issued and outstanding	7,774.8	7,953.6	7,774.8	7,866.9	7,953.6
Tangible book value per share of common stock	$ 25.37	$ 23.23	$ 25.37	$ 24.79	$ 23.23

Current-period information is preliminary and based on company data available at the time of the presentation. 20